Exhibit 99.1

CEDC Reorganization Plan Declared Effective on June 5, 2013

WARSAW, Poland – June 5, 2013 – Central European Distribution Corporation (CEDC) announced that CEDC’s Prepackaged Plan of Reorganization (the Plan), which won approval from the U.S. Bankruptcy Court for the District of Delaware on May 13, 2013, has today been declared effective.

Pursuant to the Plan, CEDC will make a cash payment to holders of its 2013 Convertible Notes and certain of its 2016 Senior Secured Notes, will issue new notes to holders of its 2016 Senior Secured Notes and has issued new shares to Roust Trading Ltd. (“RTL”). All of the previously issued 2013 Convertible Notes and 2016 Senior Secured Notes and shares of outstanding CEDC common stock have been cancelled. The Plan will result in a reduction of approximately $665.2 million of debt of CEDC. As a result of the cancellation of CEDC’s common stock, as of today CEDC has ceased to be a public company in Poland and its common stock is no longer subject to listing and trading on the Warsaw Stock Exchange. RTL, owned by Mr. Roustam Tariko, has received 100% of the outstanding stock of the reorganized CEDC in exchange for funding CEDC’s cash payments under the Plan and the cancellation of CEDC’s existing debt obligations to RTL. Distributions to holders of the 2013 Convertible Notes are expected to be completed on or about June 6, 2013.

On May 31, 2013, CEDC completed its confirmation of elections under the Plan’s cash option for holders of 2016 Senior Secured Notes. As a result, distributions under the Plan’s cash option to holders of the 2016 Senior Secured Notes are expected to be completed within approximately five business days from the effective date, on or about June 12, 2013. Based on its tabulations, holders of CEDC Finance Corporation International, Inc.‘s (“CEDC FinCo”) 9.125% Senior Secured Notes due 2016 (“USD 2016 Notes”) and 8.875% Senior Secured Notes due 2016 (“Euro 2016 Notes”) who submitted bid prices of up to and including $820.00 or €820.00, respectively, will receive a cash payment in respect of their 2016 Senior Secured Notes. Approximately €90.8 million of Euro 2016 Notes and approximately $93.1 million of USD 2016 Notes, equal to an aggregate of approximately $209.6 million principal amount of 2016 Senior Secured Notes, will be repurchased for cash. Approximately €339.2 million of Euro 2016 Notes and approximately $286.9 million of USD 2016 Notes will remain unpurchased and will receive new secured notes and new convertible notes (“New Notes”) issued by CEDC FinCo pursuant to the Plan. The New Notes will be denominated in U.S. dollars.

The distribution of New Notes is expected to be completed within ten business days from the effective date, on or about June 19, 2013. Based on CEDC’s tabulations, holders of Euro 2016 Notes will receive $1,181.07 principal amount of New Notes per €1,000 principal amount of Euro 2016 Notes currently held by such holders. Holders of USD 2016 Notes will receive $919.77 principal amount of New Notes per $1,000 principal amount of USD 2016 Notes currently held by such holders.

The Plan marks the culmination of more than a year’s worth of work to bolster CEDC’s financial structure and create a long-term business alliance with Mr. Tariko’s Russian Standard Vodka. During that process, two entities shared responsibility for safeguarding the interest of all CEDC constituencies from a corporate governance standpoint: the Special Committee of independent directors, headed by CEDC Vice Chairman N. Scott Fine , and the Restructuring Committee, consisting of Mr. Tariko and Mr. Fine and his fellow independent Director Markus Sieger . These committees were assisted by the firm of Skadden, Arps, Slate, Meagher and Flom LLP as legal advisor, the firm of Houlihan Lokey Capital Inc. as financial advisor, and the firm of Alvarez & Marsal LLC as chief restructuring officer.

CEDC and its U.S. subsidiaries, CEDC Finance Corporation International, Inc. and CEDC Finance Corporation LLC (collectively CEDC FinCo), on April 7, 2013, commenced voluntary proceedings under Chapter 11 of the U.S. Bankruptcy Code.

The Chapter 11 filing did not involve CEDC’s operating subsidiaries in Poland, Russia, Ukraine or Hungary. Those operations, which are independently funded and generate their own revenues, have continued normally and without interruption during the U.S. restructuring process.

The terms of the Plan were described in the Amended and Restated Offering Memorandum, Consent Solicitation Statement and Disclosure Statement, dated March 8, 2013 (the Offering Memorandum), filed as an exhibit to a tender offer statement on Schedule TO-I/A on March 8, 2013, as amended and supplemented by Supplement No. 1 to the Offering Memorandum, dated March 18, 2013 (the Supplement), filed as an exhibit to the Form 8-K filed on March 19, 2013.

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Media contact:

Sitrick And Company

Thomas Mulligan

thomas_mulligan@sitrick.com

+1 212 573 6100

Central European Distribution Corporation

Anna Zaluska

Corporate PR Manager

+48 22 456 6061